Exhibit 16.1

January 27, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read BPO Management Services, Inc.’s (formerly Healthaxis Inc.) statements included under Item 4.01 of its Form 8-K filed on January 27, 2009 and we agree with such statements concerning our firm.

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.